EXHIBIT 99

For Immediate Release	Contact:

February 9, 2004	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO REPORTS STRONG FOURTH QUARTER AND FULL-YEAR 2003 RESULTS

Highlights

  Net revenues up 11.4% for the year, to $3.1 billion, results include 4.5% positive impact from foreign exchange;

  Operating margin improved 3.2 percentage points to 11.0% for 2003, achieving the Company's target of 10% or better;

  Earnings per diluted share for the year, before the cumulative effect of accounting changes, of $0.98 vs. prior year of $0.43;

  Earnings for the quarter of $76.6 million or $0.43 per diluted share;

  All major segments performed well, reporting strong growth in both revenue and operating profit;

  Balance sheet improved with total debt, net of cash, reduced by $394.0 million;

  Growth led by innovative new products such as BEYBLADE, FURREAL FRIENDS and VIDEONOW, as well as strong performances from board games and a number of core brands including TRANSFORMERS, PLAYSKOOL and MAGIC: THE GATHERING trading card games.

Pawtucket, RI (February 9, 2004) -- Hasbro, Inc. (NYSE: HAS) today announced strong sales and earnings growth for its 2003 full year and fourth quarter. For the year, the Company reported earnings before cumulative effect of accounting change of $175.0 million or $0.98 per diluted share, compared to earnings before cumulative effect of accounting change of $75.1 million or $0.43 per diluted share for 2002. The Company reported net earnings of $157.7 million or $0.88 per diluted share in 2003, compared to a net loss of $170.7 million or $0.98 per diluted share in 2002. For the fourth quarter, the Company reported net earnings of $76.6 million or $0.43 per diluted share, compared to $62.2 million or $0.36 per diluted share last year.

"I am particularly pleased we achieved our financial goals during a year in which we also took a number of significant actions to improve future profitability," said David Hargreaves, Chief Financial Officer.

"Some of these actions required charges in the fourth quarter. The most significant charges were severance payments related to the cessation of toy manufacturing operations at our Valencia, Spain facility of $18.4 million, and charges for exiting leases and severance for employees of the remaining Wizards of the Coast retail stores of $14.0 million. The Company also incurred inventory and tooling obsolescence, as well as administrative expenses related to these operations that are considered part of the normal course of business," Hargreaves continued.

"In addition, we had a $20.3 million charge related to the December bond tender offer, primarily comprised of the premium we paid to bondholders that participated in our tender offer. The bankruptcy filing of K-B Toys did not have a significant impact on our fourth quarter results," Hargreaves concluded.

For the year, worldwide net revenues grew 11.4% to $3.1 billion, compared to $2.8 billion a year ago. For the fourth quarter, the Company reported worldwide net revenues of $1.1 billion, up 12.7% compared to $997.4 million a year ago.

"Our focus on new product innovation and core brands drove strong growth in 2003," said Alfred J. Verrecchia, President and Chief Executive Officer. "We did very well absent the favorable impact of foreign exchange and up against difficult comparisons related to Star Wars and other movie properties. We continue to believe over time, we can grow revenue between three to five percent per year. Equally important, we expect to deliver operating margins of 12% or better by the end of 2005," Verrecchia concluded.

Revenues in the U.S. Toys segment were $1.1 billion for the year and $318.9 million for the quarter, an increase of 6.2% and 10.4% over 2002, respectively. Full year operating profit increased 21.6% to $92.0 million, compared with $75.7 million last year. The segment experienced strength in many brands, including BEYBLADE, TRANSFORMERS, PLAYSKOOL and VIDEONOW, as well as continuing strong sales of FURREAL FRIENDS, including GO GO MY WALKIN' PUP.

Revenues in the Games segment were $804.5 million for the year and $293.5 million for the quarter, an increase of 8.8% and 9.1% over 2002, respectively. Full year operating profit increased to $175.3 million, compared with $124.5 million last year, an increase of 40.8%. The segment experienced strength in many brands and products, including MONOPOLY, TRIVIAL PURSUIT, TWISTER and MAGIC: THE GATHERING trading card games.

International segment revenues were $1.2 billion for the year and $477.2 million for the quarter, an increase of 22.0% and 21.7% over 2002, respectively. This increase includes the positive impact of foreign exchange of approximately $127.9 million for the year and $55.7 million for the quarter. Absent this impact, revenues increased 8.8% for the year to $1.1 billion and increased 7.5% for the quarter to $421.5 million. Full year operating profit increased significantly to $91.3 million, compared with $5.2 million last year. The segment experienced strength in board games and many other brands, including BEYBLADE, MAGIC: THE GATHERING trading card games, TRANSFORMERS and PLAYSKOOL.

The 2003 full year results include the cumulative effect of a change in accounting principle related to the adoption of FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." As a result of adopting this statement, Hasbro recorded a one-time non-cash charge from the cumulative effect of this accounting change totaling $17.4 million, or $0.10 per diluted share, in the consolidated statement of operations for 2003. In addition to the cumulative effect, year to date the Company had an after tax charge of $13.6 million or $0.08 per diluted share related to the adjustment of certain warrants to their fair value. The Company will continue to adjust these warrants to fair value through earnings each quarter. The 2002 full year results included a $245.7 million or $1.42 per diluted share, net of tax non-cash charge as a cumulative effect of a change in accounting principle related to the adoption of FASB Statement No. 142 "Goodwill and Other Intangibles".

Full Year Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $460.6 million, compared to $365.4 million last year. The attached schedules provide a reconciliation of EBITDA to net earnings for the fourth quarter and year to date.

The Company will webcast its fourth quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA. As required by SEC rules, we have provided a reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission. As used herein, "GAAP" refers to accounting principles generally accepted in the United States. This presentation also includes the Company's International segment net revenues excluding the impact of changes in exchange rates. Management believes that the presentation of International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor's understanding of the segment's underlying business performance absent exchange rate fluctuations which are beyond the Company's control.

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(Tables Attached)
HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	Dec 28, 2003	Dec. 29, 2002
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 520,747	$ 495,372
Accounts Receivable, Net	607,556	555,144
Inventories	168,979	190,144
Other Current Assets	211,981	190,964
	----------------	---------------
Total Current Assets	1,509,263	1,431,624
Property, Plant and Equipment, Net	199,854	213,499
Other Assets	1,454,259	1,497,758
	----------------	---------------
Total Assets	$3,163,376	$3,142,881
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LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 23,354	$ 21,051
Current Installments of Long-term Debt	1,333	201,841
Payables and Accrued Liabilities	905,368	743,958
	----------------	---------------
Total Current Liabilities	930,055	966,850
Long-term Debt	686,871	857,274
Deferred Liabilities	141,210	127,391
	----------------	---------------
Total Liabilities	1,758,136	1,951,515
Total Shareholders' Equity	1,405,240	1,191,366
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,163,376	$3,142,881
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HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Year Ended

(Thousands of Dollars and Shares Except Per Share Data)	Dec. 28, 2003	Dec. 29, 2002	Dec. 28, 2003	Dec. 29, 2002
	-----------	-----------	-----------	-----------
Net Revenues	$1,124,349	$ 997,441	$3,138,657	$2,816,230
Cost of Sales	465,049	393,665	1,287,962	1,099,162
	--------------	---------------	--------------	--------------
Gross Profit	659,300	603,776	1,850,695	1,717,068
Amortization	22,146	28,093	76,053	94,576
Royalties	79,418	93,774	248,423	296,152
Research and Product Development	40,767	47,105	143,183	153,775
Advertising	137,973	108,242	363,876	296,549
Selling, Distribution and Administration	215,720	211,644	674,544	656,725
	--------------	---------------	--------------	--------------
Operating Profit	163,276	114,918	344,616	219,291
Interest Expense	12,896	21,743	52,462	77,499
Other Expense, Net	41,709	6,522	48,090	37,704
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes and
Cumulative Effect of Accounting Change	108,671	86,653	244,064	104,088
Income Taxes	32,077	24,497	69,049	29,030
	--------------	---------------	--------------	--------------
Earnings Before Cumulative
Effect of Accounting Change	76,594	62,156	175,015	75,058
Cumulative Effect of Accounting Change, Net of Tax	-	-	(17,351)	(245,732)
	--------------	--------------	--------------	--------------
Net Earnings (Loss)	$ 76,594	$ 62,156	$ 157,664	$(170,674)
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Per Common Share
Earnings Before Cumulative
Effect of Accounting Change
Basic	$0.44	$0.36	$1.01	$0.43
	========	========	========	========
Diluted	$0.43	$0.36	$0.98	$0.43
	========	========	========	========
Cumulative Effect of Accounting
Change, Net of Tax
Basic and Diluted	-	-	$(0.10)	$(1.42)
	========	========	========	========

Net Earnings (Loss)
Basic	$0.44	$0.36	$0.91	($0.99)
	========	========	========	========
Diluted	$0.43	$0.36	$0.88	($0.98)
	========	========	========	========

Cash Dividends Declared	$0.03	$0.03	$0.12	$0.12
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Weighted Average Number of Shares
Basic	174,915	172,802	173,748	172,720
	========	========	========	========
Diluted	178,228	173,240	178,484	173,488
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HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars)

Major Segment Results	Quarter Ended			Year Ended

	Dec. 28, 2003	Dec. 29, 2002	% Change	Dec. 28, 2003	Dec. 29, 2002	% Change
	-----------	-----------	-----------	-----------	-----------	-----------
U.S. Toys
External Revenues	$ 318,870	$ 288,837	10%	$1,057,984	$ 996,496	6%
Operating Profit	27,889	9,379	197%	91,996	75,664	22%

Games
External Revenues	293,523	269,023	9%	804,547	739,782	9%
Operating Profit	73,613	56,202	31%	175,295	124,523	41%

International
External Revenues	477,190	391,966	22%	1,184,532	970,825	22%
Operating Profit	63,504	41,628	53%	91,273	5,177	1663%

Reconciliation of EBITDA

Net Earnings (Loss)	$ 76,594	$ 62,156	$157,664	$(170,674)
Cumulative Effect of Accounting Change, Net of Tax	-	-	17,351	245,732
	------------	------------	------------	------------
Earnings before Cumulative Effect of Accounting Change	76,594	62,156	175,015	75,058
Interest Expense	12,896	21,743	52,462	77,499
Income Taxes	32,077	24,497	69,049	29,030
Depreciation	32,443	21,898	88,070	89,262
Amortization	22,146	28,093	76,053	94,576
	------------	------------	------------	------------
EBITDA	$176,156	$ 158,387	$460,649	$ 365,425
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